Exhibit 99.1

HP Inc.
1501 Page Mill
Palo Alto, CA 94304

hp.com

News Release

HP Announces Executive Leadership Appointments

Focus on advancing disruptive innovation and accelerating corporate strategy

PALO ALTO, Calif., January 19, 2021 — HP Inc. today announced executive leadership appointments that further strengthen the company’s innovation capabilities and support its long-term growth strategy.

Sarabjit Singh ('Savi') Baveja has joined as Chief Strategy and Incubation Officer. Leveraging HP's unique assets and competencies, Baveja will lead HP’s strategy, corporate development and new business incubation efforts focused on driving new sources of growth and long-term value creation. He joins from Bain & Company, where he was a senior partner and head of new business incubation and also advised HP on a range of strategic business priorities. Baveja will work closely with the HP executive leadership team to identify, develop and launch new products, services and business models across the company’s portfolio. This includes a focus on leveraging HP’s microfluidics technology to create disruptive new businesses and applications in the health and wellness space.

Tolga Kurtoglu has joined HP as Chief Technology Officer and Global Head of HP Labs. Kurtoglu is the former CEO of Palo Alto Research Center (PARC) and global head of research at Xerox. Kurtoglu will lead HP Labs, one of the world’s most preeminent and seasoned industrial research laboratories, where he will drive a renewed commitment to cutting-edge research and innovation. He will also lead the company’s technology strategy and engagement with the technical and scientific communities.

“Savi and Tolga each bring deep experience and expertise that support our strategy to advance HP’s leadership in Personal Systems and Print, disrupt new industries with our technology and intellectual property, and transform our company for the future,” said Enrique Lores, HP President and CEO. “Their leadership further strengthens our ability to innovate for customers and capitalize on attractive growth opportunities as we create new products, services and business models.”

Concurrent with these appointments, HP announced that Kim Rivera, President of Strategy & Business Management and Chief Legal Officer, has made the personal decision to depart HP following a successful five-year tenure with the company. To ensure a seamless transition, Rivera will remain a special advisor to CEO Enrique Lores and the company through the end of 2021. The Board has appointed Harvey Anderson, HP’s General Counsel, as Chief Legal Officer and Corporate Secretary. Anderson will join the company’s executive leadership team.

©Copyright 2021 HP Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

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“Kim has been integral to HP’s success since our early days as a standalone company in 2015. Her business acumen, legal prowess and purpose-driven leadership have made a huge impact and built a deep bench of leaders across her teams. We will benefit from her contributions for many years to come,” said Lores.

He added, “I am delighted to welcome Harvey to the HP executive leadership team. His wise counsel, sound judgment and strategic acuity will continue to serve us well as we deliver on our strategic priorities.”

All appointments are effective February 1 and each new role reports to CEO Lores.

Biographies

Sarabjit Singh ('Savi') Baveja - At Bain, Baveja was a member of the firm's Strategy, Telecommunications, Media and Technology (TMT), and Advanced Analytics practices and served on the firm’s board of directors. His key focal areas included machine learning, artificial intelligence, and digital disruption. During his three decades with the firm, he spearheaded multi-year transformations at several leading global technology companies and also founded Trooly, a predictive analytics startup that was purchased by Airbnb in 2017. Baveja holds an MBA from Harvard Business School and a degree in electrical engineering from Stanford University.

Tolga Kurtoglu - During his tenure as the CEO of Palo Alto Research Center (PARC) Kurtoglu led the transformation of PARC from a research organization to a world-class open innovation business. More recently, he was the Head of Global Research at Xerox, where he oversaw the company’s research centers and distributed advanced technology and engineering teams. Prior to this he held roles at NASA Ames Research Center and Dell. Kurtoglu has numerous patents and publications in the fields of automation and machine intelligence, fault tolerant system design, and 3D/digital manufacturing. He earned his doctorate in mechanical engineering from the University of Texas at Austin and his master’s in the same field from Carnegie Mellon.

Harvey Anderson - Anderson joined HP in 2017 as deputy general counsel for the company’s Personal Systems and 3D Printing business units. He has more than 25 years of experience in public policy, regulatory compliance, corporate and commercial transactions, and IP litigation. Prior to joining HP, he served as chief legal officer at AVG Technologies, a leading provider of software security solutions. He has also held senior legal roles at Mozilla Corporation, Seven Networks, and Netscape/AOL. Anderson earned his Juris Doctorate degree from the University of San Francisco School of Law and his undergraduate degree in engineering from Marquette University.

©Copyright 2021 HP Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.	2

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About HP
HP Inc. creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at http://www.hp.com.

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©Copyright 2021 HP Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.	3